Exhibit 10.1

Execution Version

OMNIBUS AGREEMENT

among

EQT CORPORATION,

EQT GP HOLDINGS, LP,

and

EQT GP SERVICES, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among EQT Corporation, a Pennsylvania corporation (“EQT”), EQT GP Holdings, LP, a Delaware limited partnership (the “Partnership”), and EQT GP Services, LLC, a Delaware limited liability company (the “General Partner”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1.                                      The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain general and administrative services to be performed by the EQT Entities (as defined herein) for and on behalf of the Partnership Group (as defined herein) and the Partnership’s reimbursement obligations related thereto.

2.                                      The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the granting of a license from EQT to the Partnership Group and the General Partner.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Cause” is defined in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than EQT or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means May 15, 2015.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“EQT Entities” means EQT and any Person controlled, directly or indirectly, by EQT other than the General Partner or a member of the Partnership Group and EQT Midstream Partners, LP and its Subsidiaries; and “EQT Entity” means any of the EQT Entities.

“EQM Omnibus Agreement” means that certain Omnibus Agreement, dated as of July 2, 2012, among EQT Corporation, EQT Midstream Partners, LP and EQT Midstream Services, LLC, as amended by Amendment No. 1 to Omnibus Agreement, effective as of January 1, 2015, among EQT Corporation, EQT Midstream Partners, LP and EQT Midstream Services, LLC, and as such agreement may be further amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&A Services” is defined in Section 2.1.

“IP Ventures” is defined in Section 3.2.

“License” is defined in Section 3.1.

“Limited Partner” is defined in the Partnership Agreement.

“Marks” is defined in Section 3.1.

“Name” is defined in Section 3.1.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQT GP Holdings, LP, dated as of the Closing Date, as such agreement may be amended from time to time, to which reference is hereby made for all purposes of this Agreement.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Group” means the Partnership and its Subsidiaries (other than EQT Midstream Partners, LP and its Subsidiaries) treated as a single consolidated entity.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Service Provider” is defined in Section 2.3.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II
Services

2.1                               Agreement to Provide General and Administrative Services.  Until such time as this Agreement is terminated as provided in Section 4.4, EQT hereby agrees to cause the EQT Entities to continue to provide the Partnership Group with certain centralized corporate, general and administrative services, such as accounting, audit, billing, business development, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “G&A Services”).  EQT shall, and shall cause the EQT Entities to, provide the Partnership Group with such G&A Services in a manner consistent in nature and quality to the services of such type provided by the EQT Entities to EQT Midstream Partners, LP and its Subsidiaries pursuant to the EQM Omnibus Agreement.

2.2                               Reimbursement by Partnership.  Subject to and in accordance with the terms and provisions of this Article II and such reasonable allocation and other procedures as may be agreed upon by EQT and the General Partner from time to time, the Partnership hereby agrees to reimburse EQT for all direct and indirect costs and expenses incurred by EQT Entities in connection with the provision of the G&A Services to the Partnership Group, including the following:

(a)                                 any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the business of the Partnership Group;

(b)                                 salaries and related benefits and expenses of personnel employed by the EQT Entities who render G&A Services to the Partnership Group, plus general and administrative expenses associated with such personnel, including long-term incentive programs; it being agreed that such allocation shall include any withholding and payroll related taxes paid by EQT or its Affiliates in connection with any long-term incentive plan of the General Partner or the Partnership Group;

(c)                                  any taxes or other direct operating expenses paid by the EQT Entities for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the EQT Entities resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with EQT as required by applicable law as opposed to the flow through of income attributable to the EQT Entities’ ownership interest in the Partnership Group), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with EQT; and

(d)                                 all expenses and expenditures incurred by the EQT Entities as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance expenses, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the EQT Entities consist of an allocated portion of costs and expenses incurred by the EQT Entities for the benefit of both the Partnership Group and the other EQT Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by EQT.

2.3                               Billing Procedures.  The Partnership will reimburse EQT, or the EQT Entities providing the G&A Services, as applicable (the “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership.  Billings and payments may be accomplished by inter-company accounting procedures and transfers. The

Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE III
License of Name and Mark

3.1                               Grant of License.  Upon the terms and conditions set forth in this Article III, EQT hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “EQT” (the “Name”) and any other trademarks owned by EQT which contain the Name (collectively, the “Marks”).

3.2                               Ownership and Quality.

(a)                                 The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in EQT IP Ventures, LLC (“IP Ventures”), the owner of the mark, and any successor thereto, both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of IP Ventures’ ownership of the Name and Marks or any registration thereto by IP Ventures.  In connection with the use of the Name and the Marks, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Marks, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of IP Ventures.

(b)                                 The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by or for EQT and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to EQT and justifies the License.  In the event any entity comprising a part of the Partnership Group or the Partnership is determined by EQT to be using the Marks in a manner not in accordance with quality standards established by EQT, EQT shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met.  If acceptable proof that quality standards are met is not provided to EQT within thirty (30) days of such notice, the entity’s license to use the Marks shall terminate and shall not be renewed absent written authorization from EQT.

3.3                               In the Event of Termination.  In the event of termination of this Agreement, pursuant to Section 4.4 or otherwise, or the termination of the License, the Partnership Group’s right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Group shall cease all use of the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Marks, provided, however, that any use of the Marks during such 90-

day period shall continue to be subject to Section 3.2(b), (b) at EQT’s request, the Partnership Group shall destroy all materials and content upon which the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Marks ceases) that are under the Partnership Group’s control, and certify in writing to EQT that the Partnership Group has done so, and (c) each member of the Partnership Group shall change its legal name so that there is no reference therein to the name “EQT”, any name or d/b/a then used by any EQT Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE IV
Miscellaneous

4.1                               Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in the state and federal courts in Allegheny County, Pennsylvania.

4.2                               Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

If to the EQT Entities:

EQT Corporation

625 Liberty, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn:  General Counsel

Facsimile:  412-553-5970

If to the Partnership Group:

EQT GP Holdings, LP

c/o EQT GP Services, LLC, its General Partner

625 Liberty, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: General Counsel

Facsimile:  412-553-5970

4.3                               Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4                               Termination of Agreement.  Notwithstanding any other provision of this Agreement, (a) if the General Partner is removed as general partner of the Partnership under circumstances where (i) Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, or (ii) Cause exists, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by EQT by written notice to the other Parties, or (b) if a Change of Control of the General Partner, EQT or the Partnership occurs, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by EQT by written notice to the other Parties.

4.5                               Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.6                               Assignment; Third Party Beneficiaries.  No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership. Each of the Parties hereto specifically intends that each entity comprising the EQT Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

4.7                               Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

4.8                               Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

4.9                               Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.10                        Rights of Limited Partners.  Except as set forth in Section 4.6, the provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

EQT CORPORATION

By:	/s/ David L. Porges
Name: David L. Porges
Title: President and Chief Executive Officer

EQT GP HOLDINGS, LP

By:	EQT GP Services, LLC, its
general partner

By:	/s/ Philip P. Conti
Name:	Philip P. Conti
Title:	Senior Vice President and Chief Financial Officer

EQT GP SERVICES, LLC

By:	/s/ Philip P. Conti
Name:	Philip P. Conti
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Omnibus Agreement]